UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2012

BIOSANTE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 478-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)           On January 31, 2012, BioSante Pharmaceuticals, Inc. received a notice from the Listing Qualifications Department of The NASDAQ Stock Market indicating that, for the last 30 consecutive business days, the bid price for BioSante’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1).  The notification letter states that pursuant to NASDAQ Listing Rule 5810(c)(3)(A), BioSante will be afforded 180 calendar days, or until July 30, 2012, to regain compliance with the minimum bid price requirement.  In order to regain compliance, shares of BioSante’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of 10 consecutive business days. The notification letter has no effect at this time on the listing of BioSante’s common stock on The NASDAQ Global Market.

If BioSante does not regain compliance by July 30, 2012, BioSante may transfer its common stock listing to The NASDAQ Capital Market and be eligible for an additional 180-day grace period if BioSante meets the market value of publicly held shares requirement for continued listing and all other initial inclusion requirements for listing on The NASDAQ Capital Market, other than the minimum bid price requirement.  In order to be afforded the additional 180-day compliance period, BioSante also would need to provide NASDAQ written notice of BioSante’s intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary.  If BioSante does not indicate its intent to cure the deficiency or if it does not appear to NASDAQ that it is possible for BioSante to cure the deficiency, BioSante will not be eligible for the second 180-day grace period and its common stock will be subject to delisting, which delisting determination BioSante may appeal to a hearings panel at that time.

BioSante intends to actively monitor the bid price for its common stock between now and July 30, 2012, and will consider available options to resolve the deficiency and regain compliance with NASDAQ Listing Rule 5450(a)(1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Phillip B. Donenberg
Phillip B. Donenberg
Senior Vice President of Finance, Chief Financial Officer and Secretary

Dated:  February 3, 2012